Exhibit 99.1

Herbalife Reports Second Quarter 2024 Results,

Adjusted EBITDA1 Exceeds Guidance;

Raised Full-Year Adjusted EBITDA1 Guidance

LOS ANGELES, July 31, 2024 – Herbalife Ltd. (NYSE: HLF) today reported financial results for the second quarter ended June 30, 2024:

Highlights

Second Quarter 2024

•  Net sales of $1.3 billion, down 2.5% vs. Q2 ’23 due to 270 basis points of FX headwinds

○  Achieved year-over-year net sales growth on constant currency basis[2], up 0.2%, driven by increases in Latin America, EMEA and Asia Pacific

•  Net income of $4.7 million; adjusted net income[1] of $54.8 million

•  Adjusted EBITDA[1] of $180.0 million exceeds guidance; adjusted EBITDA[1] margin up 120 basis points year-over-year

•  Diluted EPS of $0.05; adjusted diluted EPS[1] of $0.54

○  Restructuring Program expenses, net of tax, $0.33 diluted EPS headwind; excluded from adjusted results

○  Loss on extinguishment of debt, net of tax, $0.07 diluted EPS headwind; excluded from adjusted results

“Our Q2 Adjusted EBITDA[1] is the highest it’s been in seven quarters. We remain focused on driving shareholder value as the continued increase in new distributors builds the foundation for sales growth.”

- Michael Johnson,

Chairman and CEO

•	Net cash provided by operating activities of $102.5 million; capital expenditures of approximately $36 million

•	Credit Agreement EBITDA[1] $208.0 million; total leverage ratio reduced to 3.5x at June 30

Recent Developments

•	Completed sale and sixteen-month leaseback of office building in Torrance, California in July

Outlook

•	Third quarter 2024 guidance provided

•	Full-year 2024 guidance revised: net sales reduced, adjusted EBITDA[1] raised, capital expenditures reaffirmed

1 Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure for historical periods, as applicable, and a discussion of why the Company believes these non-GAAP measures are useful and certain information regarding non-GAAP guidance.

2 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful.

Management Commentary

Herbalife reported second quarter 2024 net sales of $1.3 billion, down 2.5% year-over-year, including 270 basis points of foreign currency headwinds. On a constant currency basis2, net sales increased 0.2% year-over-year.

Second quarter gross profit margin improved to 77.9% compared to 77.0% in the second quarter of 2023. On a year-over-year basis, gross profit margin primarily benefited from approximately 160 basis points of pricing, partially offset by approximately 60 basis points of input cost inflation, mainly related to increased raw material costs.

Net income was $4.7 million, with net income margin of 0.4% and adjusted net income1 of $54.8 million. Adjusted EBITDA1 of $180.0 million includes approximately $11 million of foreign currency headwinds year-over-year, with adjusted EBITDA1 margin of 14.1%, up 120 basis points year-over-year. Diluted EPS was $0.05, with adjusted diluted EPS1 of $0.54, which includes a $0.07 year-over-year foreign currency headwind.

Net cash provided by operating activities was $102.5 million and $116.3 million for the three and six months ended June 30, 2024, respectively. Capital expenditures were approximately $36 million and $69 million for the three and six months ended June 30, 2024, respectively, and capitalized SaaS implementation costs were approximately $5 million and $10 million, respectively. The Company expects to incur total capital expenditures of approximately $120 million to $150 million and total capitalized SaaS implementation costs of approximately $20 million to $25 million for the full year of 2024.

The Company implemented further actions related to its Restructuring Program, which was initiated during the first quarter of 2024 and designed to bring leadership closer to its markets, streamline the employee structure and accelerate productivity. The Restructuring Program is expected to deliver annual savings of at least $80 million beginning in 2025, with at least $50 million now expected to be achieved in 2024 (up from approximately $40 million). Based on actions through June 30, at least $10 million of savings were realized during the second quarter of 2024. The Company expects to incur total program pre-tax expenses of approximately $70 million (up from at least $60 million) related to the program, which are primarily related to severance costs and will be excluded from adjusted results. For the three and six months ended June 30, 2024, approximately $49 million and $66 million of pre-tax expenses were recognized in SG&A related to the restructuring. Substantially all actions related to the program have been completed as of June 30, with the remainder to be completed by the end of 2024.

As previously disclosed, the Company completed a $1.6 billion debt refinancing in April, which included $1.2 billion of senior secured debt and a $400 million senior secured revolving credit facility. Proceeds from the transactions were used to repay all amounts outstanding under the 2018 Credit Facility, which were scheduled to mature in 2025, and redeem $300 million of the $600 million aggregate principal amount of the 2025 Notes. In addition, the Company separately repurchased approximately $38 million of the 2025 Notes in a private transaction in April. For the three months ended June 30, 2024, a $10.5 million loss on extinguishment of debt related to the transactions was recognized in other expense, net and is excluded from adjusted results.

In July, the Company completed the sale and a sixteen-month leaseback transaction of its office building in Torrance, California. The net proceeds from the sale transaction were approximately $38 million. The Company expects to recognize a gain of approximately $4 million related to the sale in SG&A in the third quarter of 2024, which will be excluded from adjusted results.

“We continue to make significant progress in our initiatives to enhance profitability,” said John DeSimone, Chief Financial Officer. “We remain focused on further expanding margins, creating shareholder value and reducing our total leverage ratio to 3.0x by the end of 2025.”

Over the past three months, approximately 83,300 attendees from around the world convened at Extravaganza training events in Thailand, Colombia, India and the U.S. The Asia Pacific region set a new attendance record in

Bangkok with approximately 24,000 attendees present. India held its first-ever multi-city Extravaganza with events in both Bangalore and Delhi, collectively setting a new record with approximately 35,700 attendees.

For the second quarter of 2024, the number of new distributors joining Herbalife worldwide increased 12% year-over-year and 26% on a sequential basis, reversing 12 consecutive quarters of year-over-year declines. The Company believes events such as Extravaganzas, access to industry-leading entrepreneurial skills training, as well as the March 2024 launch of the all-new Herbalife Premier League training and recognition program, which is designed to encourage recruitment and activity from new distributors, are driving the positive momentum in new distributor recruiting.

“This is an exciting time at Herbalife and while we have work to do, there are many good things happening,” said Michael Johnson. “Our Adjusted EBITDA1 margins are up, we’ve reduced our total leverage ratio to 3.5x, distributor recruiting is up and distributors are engaged in building their businesses.”

Second Quarter and Year to Date 2024 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

	Reported Net Sales		YoY Growth (Decline)

$ million	Q2 ‘24	Q2 ‘23	including FX	excluding FX2

North America	$283.2	$303.6	(6.7)%	(6.7)%

Latin America	211.7	207.0	2.3%	4.7%

EMEA	287.8	289.6	(0.6)%	3.5%

Asia Pacific	416.7	425.8	(2.1)%	1.6%

China	81.7	88.0	(7.2)%	(4.0)%

Worldwide	$1,281.1	$1,314.0	(2.5)%	0.2%

	Reported Net Sales		YoY Growth (Decline)

$ million	YTD ‘24	YTD ‘23	including FX	excluding FX2

North America	$549.0	$600.8	(8.6)%	(8.6)%

Latin America	425.9	412.5	3.2%	3.3%

EMEA	565.7	557.7	1.4%	4.9%

Asia Pacific	847.9	839.4	1.0%	4.2%

China	156.9	155.7	0.8%	5.0%

Worldwide	$2,545.4	$2,566.1	(0.8)%	1.3%

Regional Volume Point Metrics

	Volume Points
in millions	Q2 ‘24	Q2 ‘23	YoY % Chg.	YTD ‘24	YTD ‘23	YoY % Chg.

North America	272.5	313.4	(13.1)%	536.7	627.9	(14.5)%

Latin America(a)	253.2	258.5	(2.1)%	508.5	529.9	(4.0)%

EMEA	299.2	331.2	(9.7)%	597.9	645.5	(7.4)%

Asia Pacific	520.2	530.5	(1.9)%	1,048.6	1,035.7	1.2%

China	61.5	62.6	(1.8)%	116.3	111.2	4.6%

Worldwide(b)	1,406.6	1,496.2	(6.0)%	2,808.0	2,950.2	(4.8)%

Note: During Q2 ‘24, most markets within the Latin America region, excluding Mexico, implemented a 5% price reduction and Volume Point adjustments to enhance the competitiveness of product pricing, aiming to stimulate incremental volume growth and increase Members’ ability to promote business opportunities. Refer to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 for additional details.

(a)	Excluding the Volume Point adjustments noted above, the year-over-year percentage change for Q2 ’24 and YTD ‘24 would have been a decrease of 3.5% and 4.8%, respectively.
(b)	Excluding the Volume Point adjustments noted above, the year-over-year percentage change for Q2 ’24 and YTD ‘24 would have been a decrease of 6.2% and 5.0%, respectively.

Outlook

Third Quarter 2024 Guidance

$ million	Q3 ‘24 Guidance	Q3 ‘23 Results

Net Sales	(4.5)% to 0% YoY	1,281.3

Adjusted EBITDA[1]	125 – 155	163.3

Capital Expenditures	35 – 45	31.1

Full-Year 2024 Guidance – Revised

$ million	FY ‘24 Guidance REVISED		FY ‘24 Guidance (as of May 1 ’24)	FY ‘23 Results

Net Sales	(3.5)% to +1.5% YoY	Reduced	0% to +5% YoY	5,062.4

Adjusted EBITDA[1]	560 – 600	Raised	550 – 590	570.6

Capital Expenditures	120 – 150	Reaffirmed	120 – 150	135.0

Earnings Webcast and Conference Call

Herbalife’s senior management team will host a live audio webcast and conference call to discuss its second quarter 2024 financial results on Wednesday, July 31, 2024, at 5:30 p.m. ET (2:30 p.m. PT).

The live audio webcast will be available at the following link: https://edge.media-server.com/mmc/p/ebzt6ttw.

Participants joining via the conference call may obtain the dial-in information and personal PIN to access the call by registering at the following link: https://register.vevent.com/register/BI912a2bd326f64fcfb80efc4f2f34d208.

Senior management also plans to reference slides during the webcast and call, which will be available under the Investor Relations section of Herbalife’s website at https://ir.herbalife.com, where financial and other information is posted from time to time. The live webcast will also be available at the same website, along with a replay of the webcast following the completion of the event and for 12 months thereafter.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company, community and platform that has been changing people’s lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Media Contact:	Investor Contact:
Thien Ho	Erin Banyas
Vice President, Global Corporate Communications	Vice President, Head of Investor Relations
thienh@herbalife.com	erinba@herbalife.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

•	the potential impacts of current global economic conditions, including inflation, on us; our Members, customers, and supply chain; and the world economy;

•	our ability to attract and retain Members;

•	our relationship with, and our ability to influence the actions of, our Members;

•	our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;

•	adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;

•	the competitive nature of our business and industry;

•	legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;

•	the Consent Order entered into with the Federal Trade Commission, or FTC, the effects thereof and any failure to comply therewith;

•	risks associated with operating internationally and in China;

•	our ability to execute our growth and other strategic initiatives, including implementation of our restructuring initiatives, and increased penetration of our existing markets;

•

any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;

•	our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;

•	our reliance on our information technology infrastructure;

•

noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;

•	contractual limitations on our ability to expand or change our direct-selling business model;

•	the sufficiency of our trademarks and other intellectual property;

•	product concentration;

•	our reliance upon, or the loss or departure of any member of, our senior management team;

•	restrictions imposed by covenants in the agreements governing our indebtedness;

•	risks related to our convertible notes;

•	changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;

•	our incorporation under the laws of the Cayman Islands; and

•	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission on July 31, 2024, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Condensed Consolidated Financial Statements and the related Notes included therein, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 14, 2024, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)
North America	$283.2	$303.6	$549.0	$600.8
Latin America	211.7	207.0	425.9	412.5
EMEA	287.8	289.6	565.7	557.7
Asia Pacific	416.7	425.8	847.9	839.4
China	81.7	88.0	156.9	155.7

Worldwide Net sales	1,281.1	1,314.0	2,545.4	2,566.1
Cost of sales	283.1	301.6	568.1	600.2

Gross profit	998.0	1,012.4	1,977.3	1,965.9
Royalty overrides	415.3	429.7	830.5	845.7
Selling, general, and administrative expenses	502.3	460.5	994.5	936.4
Other operating income (1)	-	(1.2)	-	(10.1)

Operating income	80.4	123.4	152.3	193.9
Interest expense, net	57.7	38.4	95.6	77.8
Other expense, net (2)	10.5	-	10.5	-

Income before income taxes	12.2	85.0	46.2	116.1
Income taxes	7.5	25.1	17.2	26.9

Net income	$4.7	$59.9	$29.0	$89.2

Weighted-average shares outstanding:
Basic	100.6	99.1	100.1	98.8
Diluted	101.7	99.5	101.2	99.8

Earnings per share:
Basic	$0.05	$0.60	$0.29	$0.90

Diluted	$0.05	$0.60	$0.29	$0.89

(1) Other operating income for the three and six months ended June 30, 2023 relates to certain China government grant income

(2) Other expense, net for the three and six months ended June 30, 2024 relates to loss on extinguishment of 2018 Credit Facility, as well as partial redemption and private repurchase of 2025 Notes

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$374.0	$575.2
Receivables, net	82.8	81.2
Inventories	480.7	505.2
Prepaid expenses and other current assets	276.3	237.7

Total Current Assets	1,213.8	1,399.3

Property, plant and equipment, net	468.2	506.5
Operating lease right-of-use assets	188.3	185.8
Marketing-related intangibles and other intangible assets, net	313.1	314.0
Goodwill	91.5	95.4
Other assets	327.3	308.4

Total Assets	$2,602.2	$2,809.4

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$81.3	$84.0
Royalty overrides	316.5	343.4
Current portion of long-term debt	21.7	309.5
Other current liabilities	556.7	540.7

Total Current Liabilities	976.2	1,277.6

Non-current liabilities:
Long-term debt, net of current portion	2,321.0	2,252.9
Non-current operating lease liabilities	173.3	167.6
Other non-current liabilities	168.9	171.6

Total Liabilities	3,639.4	3,869.7

Commitments and Contingencies

Shareholders’ deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	253.4	233.9
Accumulated other comprehensive loss	(257.4)	(232.0)
Accumulated deficit	(1,033.3)	(1,062.3)

Total Shareholders’ Deficit	(1,037.2)	(1,060.3)

Total Liabilities and Shareholders’ Deficit	$2,602.2	$2,809.4

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended June 30,
	2024	2023
	(unaudited)
Cash flows from operating activities:
Net income	$29.0	$89.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.8	56.7
Share-based compensation expenses	23.7	22.0
Non-cash interest expense	5.6	3.6
Deferred income taxes	(27.5)	(8.4)
Inventory write-downs	11.4	16.9
Foreign exchange transaction loss (gain)	4.5	1.0
Loss on extinguishment of debt	10.5	-
Other	2.8	3.4
Changes in operating assets and liabilities:
Receivables	(5.1)	(16.6)
Inventories	(6.6)	50.7
Prepaid expenses and other current assets	(6.4)	(17.5)
Accounts payable	(3.5)	(0.8)
Royalty overrides	(19.2)	(21.3)
Other current liabilities	41.2	15.3
Other	(5.9)	(12.4)

Net cash provided by operating activities	116.3	181.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(69.2)	(68.6)
Other	0.2	0.1

Net cash used in investing activities	(69.0)	(68.5)

Cash flows from financing activities:
Borrowings from senior secured credit facility and other debt	961.7	71.0
Principal payments on senior secured credit facility and other debt	(1,413.8)	(146.7)
Repayment of convertible senior notes	(197.0)	-
Proceeeds from senior secured notes, net of discount	778.4	-
Repayment of senior notes	(344.3)	-
Debt issuance costs	(20.9)	(1.8)
Share repurchases	(5.7)	(9.4)
Other	1.4	1.6

Net cash used in financing activities	(240.2)	(85.3)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13.3)	3.0

Net change in cash, cash equivalents, and restricted cash	(206.2)	31.0
Cash, cash equivalents, and restricted cash, beginning of period	595.5	516.3

Cash, cash equivalents, and restricted cash, end of period	$389.3	$547.3

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Credit Agreement EBITDA

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA exclude the impact of certain unusual or non-recurring items such as expenses related to restructuring initiatives, expenses related to the digital technology program, gains or losses from extinguishment of debt and Korea tax settlement, as further detailed in the reconciliations below. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. Credit agreement EBITDA represents EBITDA adjusted for certain items permitted under our senior secured credit facilities.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company’s definitions and calculations as set forth in the tables below of adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income or diluted EPS calculated in accordance with U.S. GAAP.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA guidance to net income, the comparable U.S. GAAP measure, because, due to the unpredictable or unknown nature of certain significant items, such as income tax expenses or benefits, loss contingencies, and any gains or losses in connection with refinancing transactions, we cannot reconcile this non-GAAP projection without unreasonable efforts. We expect the variability of these items, which are necessary for a presentation of the reconciliation, could have a significant impact on our reported U.S. GAAP financial results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
$ million	2024	2023	2024	2023
Net income	$4.7	$59.9	$29.0	$89.2
Expenses related to Restructuring Program (1) (2)	48.8	-	65.5	-
Expenses related to Transformation Program (1) (2)	3.5	10.1	9.4	37.4
Digital technology program costs (1) (2)	6.0	7.0	17.0	10.5
Loss on extinguishment of debt (1) (2)	10.5	-	10.5	-
Income tax adjustments for above items (1) (2)	(18.7)	(3.0)	(27.3)	(9.2)

Adjusted net income	$54.8	$74.0	$104.1	$127.9

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
$ per share	2024	2023	2024	2023
Diluted earnings per share	$0.05	$0.60	$0.29	$0.89
Expenses related to Restructuring Program (1) (2)	0.48	-	0.65	-
Expenses related to Transformation Program (1) (2)	0.03	0.10	0.09	0.37
Digital technology program costs (1) (2)	0.06	0.07	0.17	0.11
Loss on extinguishment of debt (1) (2)	0.10	-	0.10	-
Income tax adjustments for above items (1) (2)	(0.18)	(0.03)	(0.27)	(0.09)

Adjusted diluted earnings per share	$0.54	$0.74	$1.03	$1.28

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Three Months Ended					TTM
$ million	Jun 30 ‘23	Sep 30 ‘23	Dec 31 ‘23	Mar 31 ‘24	Jun 30 ‘24	Jun 30 ‘24
Net sales	$1,314.0	$1,281.3	$1,215.0	$1,264.3	$1,281.1	$5,041.7

Net income	$59.9	$42.8	$10.2	$24.3	$4.7	$82.0
Interest expense, net	38.4	38.5	38.1	37.9	57.7	172.2
Income taxes	25.1	26.4	7.5	9.7	7.5	51.1
Depreciation and amortization	29.1	28.4	28.2	29.2	32.6	118.4

EBITDA	152.5	136.1	84.0	101.1	102.5	423.7
Amortization of SaaS implementation costs	-	2.9	3.1	3.6	8.7	18.3
Expenses related to Restructuring Program	-	-	-	16.7	48.8	65.5
Expenses related to Transformation Program	10.1	4.6	12.2	5.9	3.5	26.2
Digital technology program costs	7.0	12.1	9.5	11.0	6.0	38.6
(Gain) loss on extinguishment of debt	-	(1.0)	-	-	10.5	9.5
Korea tax settlement	-	8.6	-	-	-	8.6

Adjusted EBITDA	$169.6	$163.3	$108.8	$138.3	$180.0	$590.4
Adjusted EBITDA margin	12.9%	12.7%	9.0%	10.9%	14.1%	11.7%

Interest income	2.7	3.2	3.2	3.7	2.8	12.9
Inventory write-downs	5.4	5.0	6.6	4.7	6.7	23.0
Share-based compensation expenses	11.2	13.7	12.3	11.9	11.8	49.7
Other expenses (3)	(1.2)	(3.8)	11.8	0.9	6.7	15.6

Credit Agreement EBITDA	$187.7	$181.4	$142.7	$159.5	$208.0	$691.6

Credit Agreement Total Debt (4)						$2,422.5

Credit Agreement Total Leverage Ratio						3.5x

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Six Months Ended June 30,		Year Ended Dec 31,
$ million	2024	2023	2023
Net sales	$2,545.4	$2,566.1	$5,062.4

Net income	$29.0	$89.2	$142.2
Interest expense, net	95.6	77.8	154.4
Income taxes	17.2	26.9	60.8
Depreciation and amortization	61.8	56.7	113.3

EBITDA	203.6	250.6	470.7
Amortization of SaaS implementation costs	12.3	-	6.0
Expenses related to Restructuring Program	65.5	-	-
Expenses related to Transformation Program	9.4	37.4	54.2
Digital technology program costs	17.0	10.5	32.1
(Gain) loss on extinguishment of debt	10.5	-	(1.0)
Korea tax settlement	-	-	8.6

Adjusted EBITDA	$318.3	$298.5	$570.6
Adjusted EBITDA margin	12.5%	11.6%	11.3%

Interest income	6.5	5.1	11.5
Inventory write-downs	11.4	16.9	28.5
Share-based compensation expenses	23.7	22.0	48.0
Other expenses (3)	7.6	3.5	11.5

Credit Agreement EBITDA	$367.5	$346.0	$670.1

Credit Agreement Total Debt (4)			$2,581.1

Credit Agreement Total Leverage Ratio			3.9x

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
$ million	2024	2023	2024	2023
Expenses related to Restructuring Program	$(15.7)	$-	$(20.2)	$-
Expenses related to Transformation Program	(0.5)	(2.5)	(2.5)	(8.5)
Digital technology program costs	0.1	(0.5)	(2.0)	(0.7)
Loss on extinguishment of debt	(2.6)	-	(2.6)	-

Total income tax adjustments	$(18.7)	$(3.0)	$(27.3)	$(9.2)

	Three Months Ended June 30,		Six Months Ended June 30,
$ per share	2024	2023	2024	2023
Expenses related to Restructuring Program	$(0.15)	$-	$(0.20)	$-
Expenses related to Transformation Program	-	(0.02)	(0.02)	(0.09)
Digital technology program costs	-	(0.01)	(0.02)	(0.01)
Loss on extinguishment of debt	(0.03)	-	(0.03)	-

Total income tax adjustments (5)	$(0.18)	$(0.03)	$(0.27)	$(0.09)

(3) Other expenses include certain non-cash items such as bad debt expense, unrealized foreign currency gains and losses, and other gains and losses

(4) Represents the outstanding principal amount of total debt as of the respective period end

(5) Amounts may not total due to rounding